EXHIBIT 99.1

                                           Investor Contact: Michael E. Conley
                                                                (972) 443-6557

                                                 Media Contact: Sean S. Clancy
                                                                (972) 443-6546



               Flowserve Expects Improved First Quarter Earnings


DALLAS - April 5, 2002 - Flowserve Corp. (NYSE: FLS) today said that, based on preliminary quarterly financial information, it expects to report first quarter 2002 earnings per share in the range of 27 to 29 cents, in line with the company's earlier guidance.

In the first quarter of the previous year, the company reported a net loss of 22 cents a share. Before integration expenses, earnings per share were 10 cents in the first quarter of 2001. Under current accounting rules, including the new treatment of goodwill amortization, earnings per share before integration expenses would have been 19 cents a share in the first quarter of 2001.

The company said it expects first quarter 2002 sales to be flat to slightly up compared with $444.0 million in the first quarter of 2001.

Sequentially, first quarter 2002 bookings are expected to be up around 5 percent compared with $452.9 million in the fourth quarter of 2001. First quarter 2002

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bookings are expected to be down modestly primarily due to currency translation, compared with $496.3 million in the year ago quarter.

The company also said it paid down $36.4 million of debt in the first quarter of 2002, primarily as a result of improvements in cash flow and working capital utilization.

"Preliminary information for the first quarter of 2002 supports our earlier view that activity is improving in several of Flowserve's businesses," said Chairman, President and Chief Executive Officer C. Scott Greer.

The company plans to release its final first quarter 2002 financial results on April 23.

More information about Flowserve Corp. can be obtained by visiting the company's website at www.flowserve.com.

Flowserve Corp. is one of the world's leading providers of industrial flow management services. Operating in 30 countries, the company produces engineered pumps for the process industries, precision mechanical seals, automated and manual quarter-turn valves, control valves and valve actuators, and provides a range of related flow management services.


SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve's future market conditions, operations and results. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation


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Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: material adverse events in the national financial markets; changes in the already competitive environment for the company's products or competitors' responses to Flowserve's strategies; the company's ability to integrate past and future acquisitions into its management operations; political risks, military actions or trade embargoes affecting important country markets; the health of the company's various customer industries, including the petroleum, chemical, power and water industries; economic turmoil in areas outside the United States; global economic growth; unanticipated difficulties or costs associated with new systems, including software; and the recognition of significant expenses associated with adjustments to realign the company's facilities and other capabilities with its strategies and business conditions, including, without limitation, expenses incurred in restructuring the company's operations and the cost of financing, including increases in interest costs.

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